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                                                                    Exhibit 99.6


Contact:

Investors
Tom Dudchik
Information Architects
+1.704.367.2049
dudchit@info-arc.com

Press
Sally Khudairi
ZOT Group
+1.617.818.0177
sk@zotgroup.com


INFORMATION ARCHITECTS ANNOUNCES SUCCESSFUL BETA LAUNCH OF NEXT GENERATION XML-BASED FRAMEWORK TO DRIVE E-BUSINESS ACROSS THE NET; RELEASES 1999 EARNINGS

http://www.ia.com/ -- 25 February 2000 -- Information Architects Corporation (iA; NASDAQ:IARC), providers of XML-based dynamic content aggregation and syndication solutions for driving eBusiness across the Net, today released its 1999 earnings that include the discontinuation of its Y2K operations.

"We are very pleased with the strength of our year end position," said J. Wayne Thomas, CFO of iA. "We have a healthy balance sheet and approximately $10 Million of cash and receivables going into the new year. In addition, the prior loan payable to a stockholder that was originally structured as a conversion to equity has instead been forgiven."

iA's goal for the second half of 1999 had been to reposition the company in the Internet arena, and prepare for the launch of the Metaphoria(TM) Framework. Through 1999, the company focused on reducing overhead and variable expenses and reduced staff as necessitated by the decreasing Y2K business. Simultaneously, the Internet team completed training on new product offerings and continued research and development efforts to further enhance the functionality of the Metaphoria Framework. "All Y2K work was essentially completed in December, 1999. We have written off all of our discontinued Y2K intangible assets from our balance sheet and repositioned our financials for a clean launch of our XML-based Internet business," added Mr. Thomas.

The 1999 Internet business was comprised of beta and "proof of concept" projects initiated in late 1999 as a prelude to the year 2000 sales launch of the Metaphoria Framework. These pilots generated the $0.3M of 1999 Internet revenue. There were no Internet revenues or expense for 1998 since the Internet business did not begin its start-up until 1999. Our investment in the start up of the Internet business resulted in a 1999 net loss from continuing operations of $12.0M or $0.62 basic per share. Discontinued Y2K business contributed an additional loss of $12.5M which consisted of $5.4M from discontinued operations and a one-time, non-cash write-off of discontinued Y2K assets of $7.2M. The loss for 1999, before the non-cash write-off, was $17.4M or $0.90 basic per share.

"Our President, Frank Milligan, recently attained 60 years of age and announced his retirement. Frank played an integral role in the success of our Y2K operations and has earned the benefits of retirement. We greatly appreciate his contributions and wish him well," said Robert F. Gruder, CEO of iA. "As we transitioned out of the Y2K arena, we successfully completed our beta installation of the Women.com portal. We continue to receive strong interest in Metaphoria's ability to dynamically format and syndicate both content, along with complete commerce functionality, to any portal, Website or device connected to the Net."

ABOUT INFORMATION ARCHITECTS (IA)

Information Architects (NASDAQ: IARC) delivers information management solutions that empower eBusinesses to securely distribute content and functionality across the Web. iA's dynamic syndication solutions enable the seamless development and management of global content and functionality syndication from one source to any Web site or


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device connected to the Net. This dynamic syndication can help companies improve data exchange and collaboration among co-workers, customers, suppliers and partners. iA's core offering, the Metaphoria Framework, is an open, patented, XML-based product suite that offers customized delivery of any digital information on the Web. Its dynamic aggregation and syndication technology enable users to access content and commerce application from any source -- even multiple sources -- enhancing the overall user experience, promoting site stickiness and loyalty, and augmenting eCommerce-generated revenues. Further information about iA is available at http://www.ia.com

FORWARD LOOKING STATEMENTS

The foregoing statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may", "will", anticipates", "expects", "projects", "estimates", "believes" or "continue", the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, our ability to manage growth and acquisitions of technology and people, the ability to attract and retain technical personnel, variations in quarterly operating results, significant current and expected additional competition, the need to continue to develop our products, the need to continue to expand product distribution and services offerings and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this release.


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INFORMATION ARCHITECTS CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,
                                                                      ------------------------------------------------
                                                                              1999                     1998
   ASSETS
CURRENT ASSETS
Cash                                                                         $   7,398,252            $   2,962,570
Accounts receivable, net                                                         2,521,781                5,231,116
Costs and estimated earnings in excess of billings                                  63,229                2,213,036
Prepaid expenses                                                                   226,607                  304,621
Loan receivable, stockholder                                                        14,624                        -
Other receivables                                                                  148,010                        -
                                                                      ---------------------     --------------------
   TOTAL CURRENT ASSETS                                                         10,372,503               10,711,343

PROPERTY AND EQUIPMENT, NET                                                      2,970,123                2,561,253
SOFTWARE COSTS, NET                                                              1,169,167                2,254,429
GOODWILL, NET                                                                            -                6,047,183
TRADEMARKS, NET                                                                     82,021                        -
DEFERRED TAX ASSET                                                               1,800,000                1,800,000
OTHER ASSETS                                                                       317,189                   97,186
                                                                      ---------------------     --------------------

                                                                             $  16,711,003            $  23,471,394
                                                                      =====================     ====================

LIABILITIES & STOCKHOLDERS' EQUITY CURRENT LIABILITIES
Accounts payable                                                              $  1,961,385            $   1,341,651
Accrued payroll and commissions                                                     39,116                  282,515
Other current liabilities                                                          927,131                  543,986
Billings in excess of costs and estimated
     earnings on contracts in progress                                              71,906                        -
Current portion of capital lease obligation                                        202,431                   51,063
Note payable                                                                       175,000                        -
Loans payable stockholder                                                                -                3,042,029
                                                                      ---------------------     --------------------
   TOTAL CURRENT LIABILITIES                                                     3,376,969                5,261,244

CONVERTIBLE DEBENTURE PAYABLE                                                    1,939,760                        -

CAPITAL LEASE OBLIGATION                                                           151,774                  121,327

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 50,000,000 shares
     authorized; 27,495,515 and 17,505,686 shares issued
     and outstanding at year end 1999 and 1998 respectively                         27,496                   17,506
Additional paid-in capital                                                      48,547,900               31,111,734
Deficit                                                                       (37,276,045)             (12,696,567)
Accumulated other comprehensive loss                                              (56,851)                 (23,100)
                                                                      ---------------------     --------------------
                                                                                11,242,500               18,409,573
Less : treasury stock                                                                    -                        -
          Less receivable from warrant exercise                                          -                (320,750)
                                                                      ---------------------     --------------------
Total stockholders' equity                                                      11,242,500               18,088,823
                                                                      ---------------------     --------------------

                                                                             $  16,711,003            $  23,471,394
                                                                      =====================     ====================

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INFORMATION ARCHITECTS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              YEARS ENDED
                                                                                              DECEMBER 31,
                                                                            --------------------------------------------------
                                                                                 1999              1998               1997

REVENUES                                                                    $    280,549       $         --       $         --
EXPENSES:
   Payroll and related costs                                                   5,581,082          1,164,420            835,267
   Rent and occupancy                                                          1,273,798            301,685            249,443
   Advertising and promotion                                                     586,057                 --                 --
   Depreciation and amortization                                               1,006,685            506,706            231,122
   Litigation and legal costs                                                    659,283            713,242            249,564
   Other operating expenses                                                    1,449,347            508,885            437,306
                                                                            ------------       ------------       ------------
                                                                              10,556,252          3,194,938          2,002,702
                                                                            ------------       ------------       ------------
      Loss from operations                                                   (10,275,703)        (3,194,938)        (2,002,702)

OTHER INCOME (EXPENSES)
   Interest Expense                                                             (870,088)           (97,331)           (19,914)
   Loan and Investment Banking Costs                                            (120,571)                --                 --
   Acquisition Costs                                                            (597,452)                --                 --
   Interest Income                                                                44,921                 --                 --
   Other Expense                                                                (212,137)                --                 --
                                                                            ------------       ------------       ------------
                                                                              (1,755,327)           (97,331)           (19,914)
                                                                            ------------       ------------       ------------

Loss from continuing operations                                              (12,031,030)        (3,292,269)        (2,022,616)

Discontinued Operations:
   (Loss) earnings from operations of discontinued business, net of
    income tax benefit of $-0-, $1,200,000 and $600,000 respectively          (5,378,140)         4,689,809         (5,774,551)

   Loss on disposal of discontinued business including provision of
   $150,000 for operating losses during phase out period, net of taxes        (7,170,308)                --                 --
                                                                            ------------       ------------       ------------
                                                                             (12,548,448)         4,689,809         (5,774,551)
                                                                            ------------       ------------       ------------

Net (Loss) Earnings                                                         $(24,579,478)      $  1,397,540       $ (7,797,167)
                                                                            ============       ============       ============
(Loss) per share from continuing operations
   Basic                                                                    $      (0.62)      $      (0.19)      $      (0.13)
                                                                            ============       ============       ============
   Diluted                                                                  $      (0.63)      $      (0.19)      $      (0.13)
                                                                            ============       ============       ============
(Loss) earnings per share from discontinued operations
   Basic                                                                    $      (0.65)      $       0.27       $      (0.38)
                                                                            ============       ============       ============
   Diluted                                                                  $      (0.65)      $       0.27       $      (0.38)
                                                                            ============       ============       ============
(Loss) earnings per share net
   Basic                                                                    $      (1.27)      $       0.08       $      (0.51)
                                                                            ============       ============       ============
   Diluted                                                                  $      (1.28)      $       0.08       $      (0.51)
                                                                            ============       ============       ============
Weighted average common shares outstanding
   Basic                                                                      19,340,838         17,446,467         15,387,125
                                                                            ============       ============       ============
   Diluted                                                                    19,144,541         17,584,510         15,387,125
                                                                            ============       ============       ============